Exhibit 99.1

Harrington West Announces Financial Results for the March 2008 Quarter and Declares a Regular Quarterly Dividend of 7 Cents Per Share

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced a $3.2 million loss or 58 cents per diluted share for the first quarter of 2008. This loss was due to $4.5 million in after-tax realized and unrealized losses on its $80 million notional amount of AAA-rated Commercial Mortgage Backed Securities (CMBS) total rate of return (TROR) swap position net of gains and losses on other CMBS and CMBS hedges. These financial results for the March 2008 quarter compare to the $1.9 million or 33 cents per diluted share earned in the March 2007 quarter. HWFG expects to return to profitability in the June 2008 quarter.

AAA-rated CMBS spreads (Lehman AAA 8.5+ year index) widened markedly in the quarter to the duration matched LIBOR benchmark by 157 bps, from 104 bps at December 31, 2007 to 261 bps at March 31, 2008. Over the five year period leading up to the credit crisis which began in the second half of 2007, this AAA-rated CMBS index spread averaged 33 bps, and ranged from a low of 22 bps to a high of 60 bps. $70 million of HWFG’s AAA-rated CMBS TROR swap positions expired by March 31, 2008 and were not renewed. The remaining $10 million notional amount expired at April 30, 2008 and was cross hedged until expiration. These positions were established to capitalize on a diversified portfolio of CMBS as spreads widened in the third quarter of 2007. In the period from 2003 to 2006, HWFG had earned $3.7 million after-tax on such positions. In early April 2008, HWFG purchased about $50 million of AAA-rated CMBS in its available for sale (AFS) portfolio on a hedged basis to earn the wide risk-adjusted spreads still available on these securities. The gains and losses on these securities will be reflected in equity (other comprehensive income) and not earnings. CMBS spreads tightened by 45 bps in April 2008 as measured by the Lehman 8.5+ year index.

Core banking income after-tax (a measure of recurring income, which excludes mark-to-market gains and losses and uses HWFG’s effective tax rate of 37.5%) was $1.3 million or 24 cents per diluted share in the March 2008 quarter compared to $1.9 million or 33 cents per diluted share in the March 2007 quarter. The decline in after-tax core banking income in the March 2008 over March 2007 quarter is primarily due to a higher provision for loan losses and higher operating expenses (start-up of the Surprise, Arizona banking center and higher insurance costs) in the March 2008 quarter over the March 2007 quarter.

HWFG’s Board of Directors declared a regular quarterly dividend of 7 cents per share, down from 12.5 cents per share in prior quarters due to the difficult operating conditions and HWFG’s recent financial performance. This dividend will be paid on May 22, 2008 to holders of record on May 15, 2008. On April 23, 2008, HWFG completed its previously announced private placement of common stock, raising $4.3 million in proceeds by selling 550 thousand shares at $7.75 per share. $2.2 million of this offering closed as of March 31, 2008, and $2.1 million closed on April 23, 2008, after receiving regulatory approval for a rebuttal of control filing. This capital will be used to support the company’s capital base in the current environment and for growth of the banking franchise. Los Padres Bank remained well capitalized at March 31, 2008 with a core tangible capital ratio of 6.7% and a risk based capital ratio of 10.2%.

HWFG is taking steps to further increase its capital base with an emphasis on strategies that are not dilutive to its book value per share. To that end, on April 25, 2008, it reached agreement to sell its real estate investment in Princeville, Hawaii for $1.2 million with an expected pre-tax gain of approximately $800 thousand. Furthermore, on April 30, 2008, HWFG sold $16.3 million of lower spread earning fixed rate single family mortgage loans with an approximate net pre-tax gain of $250 thousand.

Financial Performance Review and Developments

HWFG continues to be affected by the dislocations in the credit markets, the weak real estate market, and the overall slowdown in the economy. Although its investment portfolio is of high credit quality, spreads on these largely mortgage investments have widened greatly due to the severe illiquidity and credit crisis in the markets, and as a result, the prices have declined. HWFG performs independent analysis of the credit quality of the investment portfolio and its ability to earn all cash flows, and based on this analysis and the current state of the housing market, it expects to earn all the related principal and interest from these investments. However, a further weakening of the housing and general economy could affect this expected outcome adversely. Also, although HWFG has not experienced concentrated credit quality issues in its loan portfolio due to its diversification by market and loan type and underwriting standards, the weak real estate markets and economy have affected some borrowers and related credits, with deterioration of credit quality in some already classified credits. The financial results and developments for this quarter follow:

HWFG’s net interest income was $7.7 million in the March 2008 quarter versus $7.7 million in the March 2007 quarter but down from the $8.5 million in the December 2007 quarter. Net interest margin was 2.60% in the March 2008 quarter compared to 2.80% in the March 2007 quarter and 2.94% in the December 2007 quarter. The decline in net interest income and net interest margin from the December 2007 quarter was due to two factors: (1) the Federal Funds, Prime, and one month LIBOR rates fell by approximately 2.00% in the March 2008 quarter on which over $500 million of loans and securities reprice, while approximately $600 million of HWFG’s Certificate of Deposit (CD) liabilities reprice over the first 9 months of 2008. This lag in repricing causes a mismatch in the timing of the repricing of its Prime and LIBOR-based loans and CD liabilities with a corresponding short-term decline in the net interest margin. (2) Approximately $8.6 million of additional loans became non-accrual or non-performing in the March 2008 quarter over the December 2007 quarter, with $152 thousand of accrued interest reversed in the March quarter, resulting in a 6 basis point decline in net interest margin in the quarter. HWFG expects recovery in its net interest income in the second half of 2008, assuming that the Fed Funds rate stabilizes between 1.75% and 2% and total non-accruing loans do not substantially increase from the March 31, 2008 levels.

Asset quality deteriorated somewhat in the March 2008 quarter, as a few already criticized loans deteriorated in payment performance and became non-performing or non-accrual. At March 31, 2008, $12.0 million of loans were non-accrual by Bank policy or non-performing (over 90 days delinquent). A $750 thousand land development loan on property near Ventura, California, was sold as real estate owned (REO) in January 2008 at no loss, as HWFG recovered all interest, fees, and expenses. Given the growth in loans and HWFG’s credit risk analysis, $500 thousand was added to the allowance for loan losses in the March 2008 quarter compared to $100 thousand in the March 2007 quarter. The allowance for loan losses was $6.9 million at March 31, 2008 or .86% of loan balances compared to $6.0 million and .79% at the end of the March 2007 quarter.

Banking fee and other income was $1.0 million in the March 2008 quarter compared with $1.1 million in the March 2007 quarter and $1.1 million in the December 2007 quarter. Harrington Wealth Management (HWM) and deposit related fee income continue to be the growth segments of fee income, with mortgage brokerage income declining in the current environment.

	Banking Fee & Other Income
	(Dollars in thousands)

	March	December		March	March
	2008	2007		2008	2007
	Quarter	Quarter	% Change	Quarter	Quarter	% Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$147	$204	-27.9%	$147	$239	-38.5%
Deposit, Other Retail Banking Fees & Other Fee Income	440	425	3.5%	440	395	11.4%
Harrington Wealth Management Fees	253	241	5.0%	253	237	6.8%
Increase in Cash Surrender Value of Life Insurance, net	193	257	-24.9%	193	201	-4.0%
Total Banking Fee & Other Income	$1,033	$1,127	-8.3%	$1,033	$1,072	-3.6%

Operating expenses were $6.1 million in the March 2008 quarter compared with $5.7 million in the March 2007 and December 2007 quarters. The growth in expenses in the comparable quarter and sequential quarters of about $400 thousand or 7% can generally be attributed to the following:

(1) an increase in FDIC deposit insurance (as HWFG’s FDIC insurance credit was fully exhausted) and other insurances of $130 thousand in the March 2008 quarter,

(2) the start up expenses for the new banking center in Surprise, Arizona and related employees of approximately $30 thousand,

(3) higher payroll taxes of $30 thousand and salary increases of $100 thousand incurred at the start of a new year,

(4) lower deferral of loan origination expenses of approximately $60 thousand, which is seasonal,

(5) and an increase in other expenses of $50 thousand.

HWFG is addressing several measures to contain operating costs and gain efficiencies.

Community Banking Update

Net loans and deposits grew in the March 2008 quarter over both the December 2007 quarter and a year ago and in line with HWFG’s targeted levels. Net loans were $799.1 million at March 31, 2008, compared to $782.6 million at December 31, 2007 (up 2.1%) and $754.3 million at March 31, 2007 (up 5.9%). The summary of the mix and growth of the loan portfolio over the referenced periods are shown in the following chart.

	HWFG Net Loan Growth and Mix
	(Dollars in millions)

	March 31, 2008		December 31, 2007		March 31, 2007
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$267.4	33.1%	$266.3	33.6%	$259.4	34.1%
Multi-family Real Estate	88.8	10.9%	82.7	10.4%	77.3	10.1%
Construction (1)	134.1	16.6%	126.5	16.0%	119.7	15.7%
Single-family Real Estate	128.8	15.9%	125.5	15.9%	114.4	15.0%
Commercial and Industrial Loans	116.8	14.5%	117.8	14.9%	111.8	14.7%
Land Acquisition and Development	44.7	5.5%	45.3	5.7%	51.9	6.8%
Consumer Loans	24.7	3.1%	24.5	3.1%	26.3	3.4%
Other Loans (2)	2.9	0.4%	2.8	0.4%	1.8	0.2%
Total Gross Loans	808.2	100.0%	791.4	100.0%	762.6	100.0%
Allowance for loan loss	(6.9)		(6.4)		(6.0)
Deferred fees	(1.7)		(1.9)		(1.9)
Discounts/Premiums	(0.5)		(0.5)		(0.4)
Net Loans Receivable	$799.1		$782.6		$754.3

(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.

Retail and commercial deposits also grew in the March 2008 quarter over the comparable periods with a full quarter of favorable results in all markets for HWFG’s Power-Up program, which combines a checking account with a required automatic transaction and a premium money market account. Retail and commercial deposits were $804.6 million at March 31, 2008 compared to $785.8 million at December 31, 2007 (up 2.4%) and $733.1 at March 31, 2007 (up 9.8%). Not included in these balances are $75.4 million and $50.5 million at March 31, 2008 and December 31, 2007, respectively, of California State deposits. The Power-Up program gained $48.8 million in deposits in the quarter improving the mix of core deposit accounts. The total cost of deposits was 4.05% at March 31, 2008 compared to 4.49% at December 31, 2007, and 4.51% at March 31, 2007.

By May 15, 2008, HWFG plans to open its 17th banking center in the system and the 3rd in the Phoenix metro in the city of Surprise, Arizona. The Company also owns two parcels for future development in Gilbert, Arizona and Phoenix, Arizona in the Deer Valley Airpark. These banking centers are expected to be developed over the next 18 to 24 months depending on the Company’s performance and the length of the entitlement process.

Investment Portfolio

The credit and liquidity crisis in the fixed income and loan markets continued to adversely affect HWFG in the March 2008 quarter, as spreads on residential and commercial mortgage loans widened greatly. The Treasury Liquidity Facilities put in place by the Federal Reserve to finance mortgage and related collateral of member banks and investment banks helped to improve liquidity and spreads in late March into April 2008. None-the-less, the spread widening in the quarter and related price declines in HWFG’s largely high credit quality available for sale mortgage portfolio caused the unrealized mark-to-market loss to increase by $9.8 million on an after tax basis at March 2008. HWFG expects spreads to narrow gradually over the next 12 to 18 months with a corresponding recovery in market prices. Furthermore, the overall cash flow duration of the portfolio is approximately 4.5 years, and as principal is returned at par, the losses should improve. As previously mentioned, HWFG expects to earn out the cash flows on these investments, but further prolonged deterioration in the real estate markets could adversely affect this expectation. The AFS portfolio was $331.4 million at March 31, 2008 compared to $351.5 at December 31, 2007 and $289.3 million at March 31, 2007.

Considering the $4.3 million of common capital raised, the net loss of $3.2 million incurred, the unrealized losses on the AFS portfolio and cash flow (LIBOR swap) hedges of liabilities in the March 2008 quarter, book value per share was $6.96 at March 31, 2008 compared to $9.91 at December 31, 2007. In April 2008, high credit quality mortgage security spreads tightened to comparable LIBOR based benchmarks, and LIBOR/swap interest rates increased with an improvement in the market values of some of HWFG’s AFS securities and all of its cash flow hedges.

In commenting on the March 2008 quarter, Craig J. Cerny, Chairman and CEO of HWFG, stated, “We are clearly disappointed in reporting the first quarterly net loss for HWFG since its IPO in November 2002. We sought to take advantage of the wider spread environment by investing in and holding high quality mortgage securities but the severe and unprecedented dislocations in the credit markets worsened to cause substantial mark-to-market losses that adversely affected earnings and book value per share. We have taken steps to minimize our earnings volatility from mark-to-market changes and raised additional capital in the quarter to remain well capitalized. We are seeking other initiatives to increase our capital base with a particular emphasis on those strategies that are non-dilutive and which position the franchise for shareholder wealth creation.

“HWFG successfully reached its targets for loan and deposit growth in the high single digits on an annual basis in the March quarter, and although we have experienced a weakening of already classified credits, we do not see concentrated credit risk in any one geographic or loan type. We continue to manage our problem assets diligently. We expect the banking environment to remain very challenging over the next 18 months, and we will concentrate on managing our banking risks and executing our strategic plan, while we navigate through the tougher banking environment in an effort to increase shareholder value.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $187.4 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company’s beliefs and expectations concerning future operating results and (v) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Quarter ended
(In thousands, except per share data)	Mar. 31, 2008	Mar. 31, 2007

Interest income	$19,565	$19,318
Interest expense	11,850	11,639
Net interest income	7,715	7,679
Provision for loan losses	500	100
Net interest income after provision for loan losses	7,215	7,579
Non-interest income:
Gain/loss on sale of AFS	1,402	-
Income (loss) from trading assets	(8,670)	4
Other-than-temporary loss	(70)	-
Other gain	1	-
Increase in cash surrender value of insurance	193	201
Banking fee & other income	840	871
Non-interest income	(6,304)	1,076
Non-interest Expense:
Salaries and employee benefits	3,536	3,273
Premises and equipment	993	949
Insurance premiums	212	85
Marketing	96	113
Computer services	256	220
Professional fees	135	264
Office expenses and supplies	209	213
Other	673	577
Non-interest expense	6,110	5,694
Income (loss) before income taxes	(5,199)	2,961
Provision for income tax expense (benefit)	(1,953)	1,106
Net income (loss)	$(3,246)	$1,855

Per share:
Net income - basic	$(0.58)	$0.34
Net income - diluted	$(0.58)	$0.33
Weighted average shares used in Basic EPS calculation	5,590,236	5,516,239
Weighted average shares used in Diluted EPS calculation	5,590,236	5,632,054
Cash dividends	$0.13	$0.13
Book value at period-end	$6.96	$12.48
Tangible Book Value at period end	$5.96	$11.33
Ending shares	6,131,243	5,546,653

Financial ratios
Return on average assets	(1.06%)	0.66%
Return on average equity	(28.14%)	10.92%
Average equity to average assets (leverage ratio)	3.78%	6.03%
Net interest margin	2.60%	2.80%
Efficiency ratio	69.84%	65.07%

Period averages
Total assets	$1,226,937	$1,142,035
Securities and trading assets	$341,984	$301,297
Total loans, net of allowance	$789,079	$760,259
Total earning assets	$1,186,936	$1,089,913
Total deposits	$857,215	$732,105
Total equity	$46,402	$68,880

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)
	Quarter Ended
(In thousands, except per share data)	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007	Mar. 31, 2007

Interest income	$19,565	$21,249	$20,242	$19,314	$19,318
Interest expense	11,850	12,740	12,200	11,690	11,639
Net interest income	7,715	8,509	8,042	7,624	7,679
Provision for loan losses	500	250	200	100	100
Net interest income after provision for loan losses	7,215	8,259	7,842	7,524	7,579
Non-interest income:
Gain/(loss) on sale of AFS	1,402	-	-	(1,004)	-
Income (loss) from trading assets	(8,670)	(2,424)	(378)	1	4
Other-than-temporary loss	(70)	(247)	(1,906)	-	-
Other gain (loss)	1	(1)	-	-	-
Increase in cash surrender value of insurance	193	257	209	206	201
Banking fee & other income	840	870	787	924	871
Non-interest income	(6,304)	(1,545)	(1,288)	127	1,076
Non-interest Expense:
Salaries and employee benefits	3,536	3,341	3,308	3,235	3,273
Premises and equipment	993	983	975	969	949
Insurance premiums	212	83	83	86	85
Marketing	96	105	84	117	113
Computer services	256	263	239	228	220
Professional fees	135	132	162	204	264
Office expenses and supplies	209	178	195	205	213
Other	673	649	703	703	577
Non-interest expense	6,110	5,734	5,749	5,747	5,694
Income (loss) before income taxes	(5,199)	980	805	1,904	2,961
Provision for income tax expense (benefit)	(1,953)	361	307	708	1,106
Net income (loss)	$(3,246)	$619	$498	$1,196	$1,855

Per share:
Net income - basic	$(0.58)	$0.11	$0.09	$0.22	$0.34
Net income - diluted	$(0.58)	$0.11	$0.09	$0.21	$0.33
Weighted average shares used in Basic EPS calculation	5,590,236	5,553,612	5,550,353	5,546,653	5,516,239
Weighted average shares used in Diluted EPS calculation	5,590,236	5,618,784	5,642,512	5,653,321	5,632,054
Cash dividends per share	$0.13	$0.13	$-	$0.43	$0.13
Book value at period-end	$6.96	$9.91	$11.42	$12.42	$12.48
Tangible Book value at period-end	$5.96	$8.79	$10.30	$11.28	$11.33
Ending shares	6,131,243	5,554,003	5,552,803	5,546,653	5,546,653

Financial ratios
Return on average assets	(1.06%)	0.20%	0.17%	0.43%	0.66%
Return on average equity	(28.14%)	4.09%	2.97%	6.86%	10.92%
Average equity to average assets (leverage ratio)	3.78%	4.93%	5.75%	6.21%	6.03%
Net interest margin	2.60%	2.94%	2.95%	2.85%	2.80%
Efficiency ratio	69.84%	59.51%	63.61%	65.65%	65.07%

Period averages
Total assets	$1,226,937	$1,217,491	$1,155,236	$1,127,078	$1,142,035
Securities and trading assets	$341,984	$360,894	$311,510	$286,013	$301,297
Total loans, net of allowance	$789,079	$771,991	$763,000	$760,855	$760,259
Total earning assets	$1,186,936	$1,169,141	$1,103,848	$1,074,255	$1,089,913
Total deposits	$857,215	$819,257	$794,246	$737,673	$732,105
Total equity	$46,402	$60,000	$66,430	$69,959	$68,880

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)
	Quarter Ended
(In thousands, except per share data)	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007	Mar. 31, 2007

Balance sheet at period-end
Cash and due from banks	$24,599	$14,433	$17,331	$18,524	$15,476
Investments and fed funds sold	335,206	353,829	356,677	287,357	290,212
Loans held for sale	16,654	-	-	-	-
Loans, before allowance for loan losses	789,366	789,072	772,340	765,506	760,355
Allowance for loan losses	(6,945)	(6,446)	(6,308)	(6,113)	(6,013)
Goodwill and core deposit intangibles	6,136	6,198	6,244	6,307	6,369
Other assets	79,052	66,316	62,009	58,925	60,001
Total assets	$1,244,068	$1,223,402	$1,208,293	$1,130,506	$1,126,400

Interest bearing deposits	$831,033	$786,263	$778,465	$723,652	$682,851
Non-interest bearing deposits	49,000	50,070	47,222	47,248	50,260
Other borrowings	308,148	322,755	311,501	282,931	316,725
Other liabilities	13,237	9,272	7,667	7,805	7,362
Shareholders' equity	42,650	55,042	63,438	68,870	69,202
Total liabilities and shareholders' equity	$1,244,068	$1,223,402	$1,208,293	$1,130,506	$1,126,400

Asset quality and capital - at period-end
Loans past due 90 days or more	$2,317	$1,843	$1,888	$1,948	$95
Other real estate owned	-	-	-	-	-
Total non-performing assets	$2,317	$1,843	$1,888	$1,948	$95

Allowance for losses to loans	0.86%	0.82%	0.82%	0.80%	0.79%
Non-performing loans to total loans	0.29%	0.23%	0.24%	0.25%	0.01%
Non-performing assets to total assets	0.19%	0.15%	0.16%	0.18%	0.01%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Three months ended			Three months ended
(In thousands)	March 31, 2008			March 31, 2007
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$789,079	$14,200	7.21%	$760,259	$14,992	7.92%
FHLB stock	12,476	165	5.32%	14,648	218	6.04%
Securities and trading account assets (2)	367,620	5,126	5.58%	302,918	4,031	5.32%
Cash and cash equivalents (3)	17,761	74	1.68%	12,088	77	2.58%
Total interest earning assets	1,186,936	19,565	6.60%	1,089,913	19,318	7.11%
Non-interest-earning assets	40,001			52,122
Total assets	$1,226,937			$1,142,035

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$125,947	$828	2.64%	$103,997	$685	2.67%
Passbook accounts and certificates of deposit	685,819	7,654	4.49%	578,703	6,892	4.83%
Total deposits	811,766	8,482	4.20%	682,700	7,577	4.50%

FHLB advances (4)	234,857	2,547	4.36%	244,044	3,059	5.08%
Reverse repurchase agreements	50,336	388	3.05%	64,656	489	3.03%
Other borrowings (5)	25,774	433	6.65%	25,774	514	7.98%
Total interest-bearing liabilities	1,122,733	11,850	4.23%	1,017,174	11,639	4.62%
Non-interest-bearing deposits	45,449			49,405
Non-interest-bearing liabilities	12,353			6,576
Total liabilities	1,180,535			1,073,155
Stockholders' equity	46,402			68,880
Total liabilities and stockholders' equity	$1,226,937			$1,142,035
Net interest-earning assets (liabilities)	$64,203			$72,739

Net interest income/interest rate spread		$7,715	2.37%		$7,679	2.49%
Net interest margin			2.60%			2.80%
Ratio of average interest-earning assets to average interest-bearing liabilities			105.72%			107.15%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2)

Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3)	Consists of cash and due from banks and federal funds sold.
4)

Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5)	Consists of other subordinated debt
6)	Annualized.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480/596-6555
For share transfer information contact:
Lisa F. Watkins, 805/688-6644